[MISSION RESOURCES GRAPHIC]

Mission Resources Corporation

1331 Lamar, Suite 1455

Houston, Texas 77010-3039

NEWS RELEASE

Contact:	Ann Kaesermann

Vice President—Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Mission Resources Announces

Third Quarter Earnings, Affirms Guidance for Fourth Quarter and Total Year 2003 and

Updates Drilling Progress

HOUSTON, November 13, 2003—Mission Resources Corporation (NASDAQ: MSSN) today announced third quarter earnings, affirmed certain financial guidance for the fourth quarter and full year 2003, and gave further details regarding its 2003 drilling program.

“While we are pleased with the success in our drilling and operations programs this year, a primary focus remains strengthening Mission’s balance sheet and completing the recovery program that we began when our management team came aboard a year ago,” said Robert L. Cavnar, Mission’s chairman, president and chief executive officer. “Reducing leverage, lowering unit operating costs and re-deploying capital to core areas are all near-term goals.”

Net Income (Loss): The Company reported a net loss for the third quarter of 2003 of $3.8 million or $0.16 per share—diluted compared to a net loss of $2.4 million or $0.10 per share—diluted in the third quarter of 2002. The third quarter 2002 period included a $1.7 million ($1.1 million after tax) gain attributable to the settlement of a royalty calculation dispute with the MMS. Net income for the nine months ended September 30, 2003 was $3.9 million or $0.16 per share—diluted compared to a net loss of $17.8 million or $0.75 per share—diluted for the same period of 2002. The 2003 year to date period includes a $22.4 million ($14.5 million after tax) non-cash gain related to the purchase in March of $97.6 million of our 10 7/8% notes at a discount to par, and a $1.7 million loss, net of taxes, due to the cumulative effect of change in accounting principle attributable to SFAS No. 143, Accounting for Asset Retirement Obligations.

Production and Revenue: Production for the third quarter of 2003 averaged 10.5 thousand equivalent oil barrels per day (“Mboe/d”) and was below the 2002 level of 13.5 Mboe/d. The property sales in late 2002 and the first quarter of 2003 resulted in the production decrease. The average realized oil price, including the effect of hedges, for the third quarter of 2003 was $25.01 per barrel, an increase of 10% over the $22.78 per barrel realized oil price in the same quarter of 2002. The average realized gas price, including the effect of hedges, in the third quarter of 2003 was $4.17 per Mcf, a 38% increase over the average gas price of $3.02 per Mcf realized in the same quarter of 2002. Oil and gas revenues for the third quarter of 2003 were $24.1 million compared to $25.9 million in the third quarter of 2002.

Earnings before Interest, Taxes and Non-Cash Items and Discretionary Cash Flow: Earnings before interest, taxes and non-cash items for the third quarter of 2003 totaled $10.9 million when compared to the same measure for the third quarter of 2002 of $11.4 million. Discretionary cash flow for both the third quarter 2003 and the third quarter of 2002 was $4.8 million. See the attached schedule for reconciliation of net income to earnings before interest, taxes and non-cash items and of net cash provided by operating activities to discretionary cash flow.

Drilling Program Update: The thirteen well 2003 drilling program includes eight development and five exploratory wells. The Davis #26-3, a development well in Cameron Parish, Louisiana was temporarily abandoned after encountering mechanical problems and determining that the well would most likely encounter the target formation too low to be productive. An evaluation of the data is currently ongoing in order to determine whether to abandon the well or to pursue other alternatives. Mission holds a 52% working interest in the Davis #26-3 and has spent about $1.8 million net. The remaining seven developmental projects are successful and result in five primarily gas producers and two oil producers. Three of the five exploratory projects have been successful. The two dry holes were previously disclosed. All of the successful exploratory projects resulted in primarily gas producers. Some of the recent highlights are discussed below:

•	The Phillip LeBlanc #1 well in Vermilion Parish, previously announced as our Marg howei discovery in South Louisiana, has been completed in the Marg howei age “Henry Sand” for a gross rate of 16 million cubic feet of gas per day (“MMcf/d”) with 400 barrels of condensate per day and has been producing since October 6th. Mission holds a 77% working interest in this production.

•	The Bluntzer #1 was drilled to a total depth of 15,910 feet through the Lower Wilcox formation. The operator, Unit Petroleum, is currently testing gas from the Middle Wilcox “J” Sand in the interval from 9,588 to 9,650 feet at the gross rate of 1.8 MMcf/d with 36 barrels of condensate per day. Mission holds a 20% working interest in this well.

•	The Black Stone No. 1 well, drilled on the East Monte Christo prospect in Hidalgo County, Texas is being tied-in for production that should begin next week. The gross rate is expected to be approximately 1.0 MMcf/d and Mission holds a 30% working interest in the well.

•	The JL&S #146 in the West Lake Verret Field, St. Martin Parish, Louisiana was completed in the “N” Sand for gross 160 barrels of oil per day (“Bo/d”) and 0.3 MMcf/d at 180 psi flowing tubing pressure. Mission is the operator of this well and holds a 100% working interest.

•	In the Gulf of Mexico federal offshore, Hunt Petroleum is completing the South Marsh Island Block 142 #A-11 well as a dual zone completion in the N-O sand where forty-four net feet of gas pay was encountered in the interval from 8,566 to 8,640 feet and in the K3 Sand from 8,180 to 8198 feet. Production from the #A-11, in which Mission holds a 31% working interest should begin later this month and is expected to be approximately 10.0 MMcf/d gross.

The only remaining well to be drilled in our 2003 thirteen well drilling program is the South Marsh Island Block 142 #C-5 well. This well is an acceleration well targeting gas zones that were discovered by previous boreholes, but have not yet been produced. The #C-5 well will spud immediately following completion of the #A-11 (mentioned above) and should take approximately 45 days to drill and complete.

Permian Basin Capital Update: We have drilled a total of 30 wells in the Brahaney Unit and TXL North Unit for a total net capital outlay of approximately $2.3 million. At the Brahaney Unit, Yoakum County, Texas, where Mission holds a 37% working interest, 10 wells were drilled resulting in an average initial gross production rate of approximately 50 Bo/d per well. An additional seven well program is scheduled to begin in December. At the TXL North Unit, Ector County, Texas, Mission holds a 20% working interest and a 25% net revenue interest. This year 20 wells have been drilled as part of a 10-acre down-spacing program resulting in an average initial gross production rate of approximately 65 Bo/d per well. We expect this infill program to continue into 2004.

Outlook for Fourth Quarter 2003: Guidance on performance for the fourth quarter of 2003 follows below:

Estimated Daily Production	Daily Average
Crude Oil (Barrels)	5,300—5,800
Natural Gas (Mmcf)	27—30
Total (Mmcfe)	60—65
Total (Boe)	10,000—10,800

Operating expenses	Per Mcfe	Per Boe
Lease operating expense	$1.35—$1.45	$8.10—$8.70
Taxes other than income	$0.32—$0.37	$1.92—$2.22

Depreciation, depletion and amortization	$1.75—$1.85	$10.50—$11.10
General and administrative	$0.45—$0.50	$2.70—$3.00
Cash Interest expense*	$5.8—$6.1 million
Federal income tax rate	35 percent, 99 percent deferred
*	Excludes noncash interest expense of approximately $700,000

Outlook for Full Year 2003: Guidance on performance for the full year of 2003 is as follows:

Estimated Daily Production	Daily Average
Crude Oil (Barrels)	5,800—6,100
Natural Gas (Mmcf)	25—30
Total (Mmcfe)	60—65
Total (Boe)	10,000—10,800

Operating expenses	Per Mcfe	Per Boe
Lease operating expense	$1.45—$1.55	$8.70—$9.30
Taxes other than income	$0.37—$.042	$2.22—$2.52
Depreciation, depletion and amortization	$1.60—$1.70	$9.60—$10.20
General and administrative	$0.44—$0.49	$2.65—$2.95
Cash Interest expense **	$23—$25 million
Federal income tax rate	35 percent, 99 percent deferred
**	Excludes noncash interest expense of approximately $1.8 million.

Conference Call Information: Mission will hold its quarterly conference call to discuss third quarter 2003 results on Thursday, November 13, 2003 at 1:00 p.m. Central Time. To participate, dial 877/894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 3408973. The call will also be broadcast live over the Internet from our website at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call until Sunday, November 30, 2003. To access the replay, dial 800/642-1687 and reference conference ID 3408973. In addition, the call will also be archived on the Company’s website.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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MISSION RESOURCES

STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES:
Oil revenues	$14,278	$16,606	$43,241	$55,614
Gas revenues	9,793	9,242	31,005	30,482
Gain on extinguishment of debt	—	—	22,375	—
Interest and other income (expense)	170	1,723	892	(7,959)

	24,241	27,571	97,513	78,137

COSTS AND EXPENSES:
Lease operating expense	8,309	8,769	25,563	33,118
Taxes other than income	2,106	2,365	6,951	7,094
Transportation costs	130	73	322	211
Asset retirement obligation accretion expense	350	—	1,038	—
Loss on asset sales	—	—	—	2,719
Depreciation, depletion and amortization	10,037	9,718	27,963	31,917
General and administrative expenses	2,581	5,016	8,013	10,018
Interest expense	6,569	5,365	19,028	20,420

	30,082	31,306	88,878	105,497

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD	(5,841)	(3,735)	8,635	(27,360)
Income tax expense (benefit)
Current	200	—	275	—
Deferred	(2,238)	(1,307)	2,754	(9,576)

	(2,038)	(1,307)	3,029	(9,576)

INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD	$(3,803)	$(2,428)	$5,606	$(17,784)

Cumulative effect of a change in accounting method, net of deferred tax	—	—	(1,736)	—

NET INCOME (LOSS)	$(3,803)	$(2,428)	$3,870	$(17,784)

Earnings (loss) per share before change in acctg method	$(0.16)	$(0.10)	$0.24	$(0.75)
Earnings (loss) per share before change in acctg method—diluted (1)	$(0.16)	$(0.10)	$0.23	$(0.75)
Earnings (loss) per share	$(0.16)	$(0.10)	$0.16	$(0.75)
Earnings (loss) per share—diluted (1)	$(0.16)	$(0.10)	$0.16	$(0.75)
Weighted avg. common shares outstanding	23,515	23,586	23,508	23,586
Weighted avg. common shares outstanding—diluted	23,515	23,586	24,291	23,586
Discretionary cash flow (2)	$4,779	$4,831	$15,399	$17,831
Earnings before interest, taxes and non-cash items (3)	$10,928	$11,417	$33,686	$37,869

(1)	Due to a potential antidilutive effect in loss periods, weighted average common shares outstanding were used for periods with a loss.
(2)	Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation, depletion and amortization, compensation expense related to stock options, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain on extinguishment of debt, asset retirement accretion expense, receivable write-offs, loss on asset sales, cumulative effect of a change in accounting method and deferred taxes.
(3)	Earnings before interest, taxes and non-cash items consist of earnings before interest expense, taxes, and non-cash items detailed in footnote (2).

MISSION RESOURCES

SUMMARY OPERATING INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
AVERAGE SALES PRICE, INCLUDING THE EFFECT OF HEDGES:
Oil and condensate ($/Bbl)	$25.01	$22.78	$25.29	$21.20
Gas ($/Mcf)	$4.17	$3.02	$4.53	$2.98
Equivalent ($/Boe)	$25.00	$20.86	$26.04	$19.90

AVERAGE SALES PRICE, EXCLUDING THE EFFECT OF HEDGES:
Oil and condensate ($/Bbl)	$28.54	$23.86	$29.34	$21.35
Gas ($/Mcf)	$4.79	$3.01	$5.44	$2.86
Equivalent ($/Boe)	$28.62	$21.48	$30.67	$19.70

AVERAGE DAILY PRODUCTION:
Oil and condensate (Bbls)	6,207	7,924	6,264	9,608
Gas (Mcf)	25,543	33,272	25,073	37,454
Equivalent (Boe)	10,464	13,469	10,443	15,850
Equivalent (Mcfe)	62,785	80,816	62,657	95,102

TOTAL PRODUCTION:
Oil and condensate (MBbls)	571	729	1,710	2,623
Gas (MMcf)	2,350	3,061	6,845	10,225
Equivalent (MBoe)	963	1,239	2,851	4,327
Equivalent (MMcfe)	5,776	7,435	17,105	25,963

OPERATING COSTS PER BOE:
Lease operating expense	$8.63	$7.08	$8.97	$7.65
Taxes other than income	$2.19	$1.91	$2.44	$1.64
General and administrative expenses	$2.68	$4.05	$2.81	$2.32
Depreciation, depletion, and amortization (1)	$10.25	$7.75	$9.65	$7.26

(1)	Depreciation of furniture and fixtures and amortization of intangibles is excluded.

MISSION RESOURCES

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2003	December 31, 2002
ASSETS:
Current assets	$29,432	$32,426
Property, plant and equipment, net	335,999	300,719
Leasehold, furniture and equipment, net	2,525	2,096
Other assets	6,147	7,163

	$374,103	$342,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$36,692	$31,474
Term loan facility	80,000	—
Subordinated notes due 2007	127,426	225,000
Unamortized premium on $125 million subordinated notes	1,214	1,431
Deferred tax liability	18,973	16,946
Other long-term liabilities, excluding current portion	917	2,176
Asset retirement obligation, excluding current portion	39,257	—
Stockholders’ equity	73,420	69,572
Other comprehensive income (loss), net of taxes	(3,796)	(4,195)

	$374,103	$342,404

MISSION RESOURCES

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Nine Months Ended September 30,
	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$3,870	$(17,784)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	11,529	32,896
Net changes in operating assets and liabilities	5,942	(2,625)

Net cash provided by operating activities	21,341	12,487

INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(953)	(419)
Capital expenditures	(23,010)	(16,607)
Leasehold, furniture and equipment	(875)	(147)
Proceeds from sales of properties	2,983	49,095

Net cash (used in) provided by investing activities	(21,855)	31,922

FINANCING ACTIVITIES:
Proceeds from borrowings	80,000	21,000
Repurchase of notes	(71,700)	—
Payments of long term debt	—	(49,000)
Credit facility costs	(4,787)	(65)

Net cash provided by (used in) financing activities	3,513	(28,065)

Net increase in cash and cash equivalents	2,999	16,344
Cash and cash equivalents at beginning of period	11,347	603

Cash and cash equivalents at end of period	$14,346	$16,947

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
NET CASH PROVIDED BY OPERATING ACTIVITIES	$11,229	$14,470	$21,341	$12,487
Change in assets and liabilities	(6,450)	(9,639)	(5,942)	2,625
Loss on asset sales	—	—	—	2,719

DISCRETIONARY CASH FLOW*	$4,779	$4,831	$15,399	$17,831

NET INCOME (LOSS)	$(3,803)	$(2,428)	$3,870	$(17,784)
Interest expense (1)	5,949	6,586	18,012	20,038
Gain on interest rate swap (1)	—	(1,822)	(520)	(1,567)
Amort. of deferred financing costs and bond prem. (1)	620	601	1,536	1,949
Income tax expense (benefit)	(2,038)	(1,307)	3,029	(9,576)
Depreciation, depletion and amortization	10,037	9,718	27,963	31,917
Gain on extinguishment of debt	—	—	(22,375)	—
Cumulative effect of a chg. in acct. method, net of tax	—	—	1,736	—
Asset retirement accretion expense	350	—	1,038	—
Receivable write-offs (3)	—	(88)	—	763
Loss on asset sales	—	—	—	2,719
Amortization of stock options (2)	—	—	—	102
Loss (gain) due to hedge ineffectiveness (3)	(187)	157	(603)	9,308

EARNINGS BEFORE INTEREST, TAXES AND NON-CASH ITEMS*	$10,928	$11,417	$33,686	$37,869

NET INCOME (LOSS)	$(3,803)	$(2,428)	$3,870	$(17,784)
Gain on extinguishment of debt, net of tax	—	—	(14,544)	—
Cumulative effect of a chg. in acct. method, net of tax	—	—	1,736	—

NET LOSS BEFORE GAIN AND CUMULATIVE CHANGE**	$(3,803)	$(2,428)	$(8,938)	$(17,784)

(1)	Included in interest expense
(2)	Included in general and administrative expenses
(3)	Included in interest and other income (expense)

*	NOTE—Management believes that earnings before interest, taxes and non-cash items and discretionary cash flow are relevant and useful information, which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Earnings before interest, taxes and non-cash items and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Earnings before interest, taxes and non-cash items and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, earnings before interest, taxes and non-cash items and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of earnings before interest, taxes and non-cash items and discretionary cash flow might not be comparable to similarly titled measures used by other companies.

**	NOTE—Management believes net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method is relevant and useful information. We believe it gives a clearer picture of the Company’s performance excluding material non-recurring transactions. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating perfomance. Net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.